Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration File No. 333-283024
Registration File No. 333-283023
Registration File No. 333-282871
Registration File No. 333-282752

This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield® Level II 6-Year Annuity, Brighthouse Shield® Level II 3-Year Annuity, Brighthouse Shield® Level II Advisory Annuity, Brighthouse Shield Level Pay Plus® II Annuity, and Brighthouse Shield Level Pay Plus® II Advisory Annuity, collectively referred to as “Shield® Level Annuities Product Suite” or “Shield® Level Suite Annuities.” These products are index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form 5-213-1 (07/24) (“Brighthouse Financial”). The Shield Level Annuities Product Suite is distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. The Shield Level Annuities Product Suite has charges, termination provisions, and terms for keeping it in force. Please contact a financial professional for complete details. Product availability and features may vary by state or firm. Brighthouse Financial® and its design are registered trademarks of Brighthouse Financial, Inc. and/or its affiliates.

The Shield Level Annuities Product Suite is registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com.

● NOT A DEPOSIT ● NOT FDIC INSURED ● NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
● NOT GUARANTEED BY ANY BANK OR CREDIT UNION ● MAY LOSE VALUE